As filed with the Securities and Exchange Commission on October 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VNUS MEDICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3216535 (I.R.S. Employer Identification Number)

2200 Zanker Road, Suite F
San Jose, California 95131
(Address of Principal Executive Offices including Zip Code)

VNUS MEDICAL TECHNOLOGIES, INC.
1995 STOCK PLAN
VNUS MEDICAL TECHNOLOGIES, INC.
2000 EQUITY INCENTIVE PLAN
(Full Titles of the Plans)

Copy to:
Brian E. Farley President and Chief Executive Officer 2200 Zanker Road, Suite F San Jose, California 95131 (408) 473-1100	Charles K. Ruck, Esq. Jonn R. Beeson, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Prosposed Maximum	Amount of
Title of Securities to	Amount to be		Offering Price	Aggregate	Registration
be Registered	Registered(1)		Per Share	Offering Price(5)	Fee(6)
Common stock, par value $0.001 per share	4,910,555	(2)	$15.15	$74,394,908	$9,426
Common stock, par value $0.001 per share	1,393,332	(3)	$2.93	$4,082,463	$517
Common stock, par value $0.001 per share	302,291	(4)	$0.81	$244,856	$31

Total	6,606,178				$9,974

(1)	In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	Represents shares of Common Stock available for future issuance under the VNUS Medical Technologies, Inc. 2000 Equity Incentive Plan.

(3)	Represents shares of Common Stock subject to options outstanding under the VNUS Medical Technologies, Inc. 2000 Equity Incentive Plan at a weighted average exercise price of $2.93 per share.

(4)	Represents shares of Common Stock subject to options outstanding under the VNUS Medical Technologies, Inc. 1995 Stock Plan at a weighted average exercise price of 0.81 per share.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). Offering prices of options that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(h) based on the on the average of the high ($15.30) and low ($15.00) trading prices of our common stock on October 22, 2004. Offering prices of options that are outstanding as of the date of this Registration Statement are computed in accordance with Rule 457(h) based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options.

(6)	The Registrant previously paid filing fees of $15,180 in connection with the Registration Statement on Form S-1 (File No. 333-44070) filed on August 18, 2000, for the registration of $57,500,000 of securities, all of which were unsold and withdrawn from registration on April 19, 2000. As a result, the Registrant had a balance of $15,180 with the Securities and Exchange Commission (the “Commission”). Pursuant to Rule 457(p) promulgated under the Securities Act, the Registrant subsequently applied $10,340 of such balance toward the payment of the registration fee in respect of the Common Stock registered on the Registration Statement on Form S-1 (File No. 333-117640) filed on July 23, 2004, as subsequently amended. As a result, the Registrant has a balance of $4,840 with the Commission. Pursuant to Rule 457(p) of the Securities Act, the Registrant is offsetting a portion of the $9,974 filing fee due in connection with this Registration Statement by $4,840 from the filing fee previously paid. Accordingly, the Registrant is paying $5,134 in connection with the filing of this Registration Statement.

INTRODUCTION

     This registration statement on Form S-8 is filed by VNUS Medical Technologies, Inc. (referred to herein as “our”, “we” or “us”) relating to 6,606,178 shares of our common stock, par value $0.001 per share (the “Common Stock”), issuable to our eligible employees, directors and consultants under the VNUS Medical Technologies, Inc. 1995 Stock Plan, as amended, and the VNUS Medical Technologies, Inc. 2000 Equity Incentive Plan, as amended (collectively, the “Plans”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We are not filing or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	The Prospectus filed by us on October 20, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to our initial public offering of Common Stock, which contains our audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed on October 18, 2004, under Section 12 (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Certificate of Incorporation includes such a provision. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of us pursuant to our Certificate of Incorporation, bylaws and the DGCL, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have entered into indemnity agreements with each of our directors and executive officers. These indemnity agreements require that we indemnify each director and executive officer for amounts that he or she is or becomes obligated to pay because of any claim or claims made against him or her by reason of the fact that he is or was serving as a director or executive officer of us, by reason of any action (or failure to act) taken by him or her or any action (or failure to act) on his or her part while acting as a director or executive officer of us, or by reason of the fact that he is or was serving at our request as a director or officer. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). The indemnity agreements require us to advance the expenses incurred by a director or executive officer, upon request, provided that the director or executive officer undertakes to repay the advance to the extent that it is ultimately determined that he or she is not entitled to be indemnified by us under the provisions of the indemnity agreements, our bylaws, applicable law or otherwise. Absent the indemnity agreements, indemnification that might be made available to directors and executive officers could be changed by amendments to our Certificate of Incorporation and Bylaws.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     See Index to Exhibits on Page 7.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, VNUS Medical Technologies, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 22nd day of October, 2004.

VNUS MEDICAL TECHNOLOGIES, INC.
By:	/s/ Brian E. Farley
Brian E. Farley
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Brian E. Farley and Timothy A. Marcotte, or either of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of October 22, 2004.

Signature	Title

/s/ Brian E. Farley Brian E. Farley	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Timothy A. Marcotte Timothy A. Marcotte	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)
/s/ H. DuBose Montgomery H. DuBose Montgomery	Chairman of the Board of Directors
/s/ W. James Fitzsimmons W. James Fitzsimmons	Director
/s/ Kathleen D. LaPorte Kathleen D. LaPorte	Director
/s/ Lori M. Robson Lori M. Robson, Ph.D.	Director

INDEX TO EXHIBITS

EXHIBIT
4.2*	Fifth Restated Stockholder Rights Agreement, entered into as of August 15, 2001 by and among VNUS Medical Technologies, Inc. and the Investors listed therein participating in the Series E Preferred Stock Purchase Agreement.
4.3*	Warrant Certificate for the Purchase of Common Stock between VNUS Medical Technologies, Inc. and The Bay City Capital Fund I, L.P.
4.4*	Common Stock Purchase Warrant between VNUS Medical Technologies, Inc. and SPI Commerce Park, LP, a California limited partnership.
5.1+	Opinion of Latham & Watkins LLP
10.2*	VNUS Medical Technologies, Inc. 2000 Equity Incentive Plan
10.3*	First Amendment to the VNUS Medical Technologies, Inc. 2000 Equity Incentive Plan
10.4*	VNUS Medical Technologies, Inc. 1995 Stock Plan
10.5*	First Amendment to the VNUS Medical Technologies, Inc. 1995 Stock Plan
10.6*	Second Amendment to the VNUS Medical Technologies, Inc. 1995 Stock Plan
10.14**	Second Amendment to the VNUS Medical Technologies, Inc. 2000 Equity Incentive Plan
23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2+	Consent of PricewaterhouseCoopers LLP
24+	Power of Attorney (included in the signature page to this Registration Statement)

*	Incorporated by reference to the identically numbered exhibits filed by VNUS Medical Technologies, Inc. with the Registration Statement on Form S-1 (No. 333-117640) as filed with the Commission on July 23, 2004.

**	Incorporated by reference to the identically numbered exhibit filed by VNUS Medical Technologies, Inc. with the Registration Statement on Form S-1/A (No. 333-117640) as filed with the Commission on September 28, 2004.

+	Filed herewith.